Exhibit 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS


             We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 24, 1997, relating to the financial statements and financial highlights appearing in the June 30, 1997 Annual Report to Shareholders of Eastcliff Funds, Inc., portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.


   /s/ Price Waterhouse LLP

   PRICE WATERHOUSE LLP
   Minneapolis, Minnesota
   October 16, 1997